Exhibit 23

Exhibit 23 - Independent Auditors’ Consent

The Board of Directors

Fulton Financial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-05481, 333-44788, 333-81377, 333-64744, 333-76600, 333-76596, 333-76594, 333-107625) on Forms S-8 and registration statements (Nos. 33-37835, 333-61268) on Forms S-3 of Fulton Financial Corporation and subsidiaries of our report dated March 5, 2004 with respect to the consolidated balance sheets of Fulton Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K of Fulton Financial Corporation and subsidiaries.

/s/ KPMG LLP

Harrisburg, Pennsylvania
March 11, 2004